News Release	Contact: Media: Investors:	Paul Platt (Willis) +44 20 3124 7659 Paul.Platt@willis.com Céline Meslier (Gras Savoye) +33 (0)1 41 3 55 02 celine.meslier@grassavoye.com Peter Poillon +1 212 915 8084 Peter.Poillon@willis.com
Willis makes firm offer to buy Gras Savoye at year-end 2015, to expand its fully integrated multinational offering to clients

LONDON, UK, April 22, 2015 – Willis Group Holdings plc (NYSE: WSH), the global risk advisory, re/insurance broking, and human capital and benefits firm, announced today that it has made a firm offer to acquire the remaining 70 per cent that it does not currently own of Gras Savoye, the leading French insurance broker, and to accelerate closing. The purchase price of the 70 per cent stake, including the repayment of outstanding third party debt (estimated to be €40 million), is approximately €550 million.

The Gras Savoye board of directors has received the offer positively. The transaction is expected to close on or around December 31, 2015, subject to customary regulatory consents and approvals, and acceptance of the firm offer by Gras Savoye’s shareholders, which can only occur after consultation with Gras Savoye’s workers' councils.

Uniting both companies would enhance our proposition as a multinational risk advisory, re/insurance broking, and human capital and benefits firm, with an extensive and largely wholly-owned international footprint. Together, the two firms combined would have scale through a presence in 131 countries, of which 84 would be wholly-owned operations. Gras Savoye would bring:

•	A strong footprint in France, where Gras Savoye is the largest broker and enjoys a leading position in the mid-market sector, which holds further growth opportunities.
•	The expertise and reach to serve multinationals, including in France, which is home to 31 of the Fortune Global 500 - a number that ranks it fourth globally and first in Europe.
•	Access to high-growth economies and insurance markets, including Central and Eastern Europe, the Middle East, and a comprehensive network of 42 offices in 31 countries across Africa.
•	Strong property and casualty product capabilities and employee benefit products.

Combining the two complementary businesses would build on a working relationship between Gras Savoye and Willis of 40 years. The two companies know each other well, and this would be expected to facilitate a smooth and relatively quick operational integration process.

Gras Savoye’s expertise in key sectors and prominence in high-growth markets would be aligned and connected with Willis’s specialisms and global capabilities, creating distinctive product and service offerings that add significant value for clients.

Following the completion of the transaction, Gras Savoye would become part of the Willis Group, while maintaining its name and brand in key markets, including France.  Paris would become one of our global centres of excellence.

Dominic Casserley, CEO of Willis Group, said: “Our clients see us as the multinational risk adviser and broker of choice. In this next phase of our longstanding partnership, Willis and Gras Savoye would deepen further our client service offering and strengthen our reach and expertise. We would help clients in both fast-growing and developed markets to capture opportunities. This deal would unite two complementary global networks, the analytical expertise of both organisations, and two values-based operating models in order to bring more to our clients.”

Patrick Lucas, Chairman of Gras Savoye, said: “The board of Gras Savoye is delighted to receive the offer from Willis Group. We have worked together for forty years, and this offer is the logical next step in that relationship. Together we would be stronger and could present a truly impressive worldwide offering to clients, as well as professional development opportunities to our colleagues at Gras Savoye and at Willis. Gras Savoye would be elevated to the position of being one of the leading risk advisory and broking firms in the world.”

Tim Wright, CEO of Willis International, said: “Together, Willis and Gras Savoye would deliver more connected, specialised capabilities to our clients of today and tomorrow. As the world’s fifth largest insurance market, France is not only a major market in its own right, but also the home of many world-class multinationals. The combination of Willis and Gras Savoye would allow us to bring to these companies the full range of our global expertise in France and around the world.”

François Varagne, CEO of Gras Savoye, said: “This combination would plug Gras Savoye directly into Willis’s world-class specialist industry knowledge, diversifying our offering to both clients and carriers. Colleagues across Gras Savoye would be inspired to find themselves part of a major multinational operation where they would have many opportunities to develop their talents.”

Transaction Terms

The firm offer accelerates the expected closing of the transaction and the transfer of shares to on or around December 31, 2015, from June 2016. Willis has initiated this acceleration in order to bring the vision and benefits of the union to clients more quickly, and to consolidate Gras Savoye’s full year results for 2016.

In addition to this firm offer, however, Willis has issued notice preserving its right under an existing shareholder agreement to acquire the remaining shares in Gras Savoye in June 2016, should the firm offer not be accepted. In that event, the purchase price would be determined by a formula under that agreement.

Financial Background

For the year ended December 31, 2014, under US GAAP, Gras Savoye’s net revenue was approximately €370 million1, and their earnings before interest, taxes, depreciation and amortization (EBITDA) were approximately €65 million.

Given the complementary nature of the two businesses, we anticipate that the primary source of value creation would be revenue synergies associated with joint incremental growth.

The proposed acquisition of Gras Savoye is expected to be $0.06 to $0.08 dilutive on reported earnings per share (EPS) in 2016, mildly dilutive in 2017, and accretive in 2018. However, excluding the non-cash impact of amortization expense associated with the transaction, we expect the transaction to be accretive in the range of $0.13 to $0.17 per share in 2016.

Notes to Editors

The History of the Relationship between Willis, Gras Savoye and Astorg Partners

Willis was a key member of a pioneering international network started by a US-based broker in the 1960s, which was named the UNISON network in 1982. Gras Savoye joined this network in 1975, but had worked with Willis on projects prior to that. Gras Savoye has been an associate company of Willis since 1997, when Willis acquired a 33 per cent ownership interest, which it gradually increased to 49 per cent. In November 2009, the capital of Gras Savoye was reorganised and Astorg Partners became a shareholder. Willis, the family shareholders of Gras Savoye and Astorg Partners each held 31.8 per cent stakes in the holding company. The 4.5 per cent stake was held by a group of Gras Savoye managers and employees. As part of this reorganisation and a subsequent agreement, Willis obtained the option to purchase by 2016 the remaining shares it does not own. Since the reorganisation in 2009, the shareholders have jointly supported the management in its efforts to improve company performance.

About Willis

Willis Group Holdings plc is a global risk advisory, re/insurance broking, and human capital and benefits firm. With roots dating to 1828, Willis operates today on every continent with more than 18,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer.

Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

About Gras Savoye

Gras Savoye, founded in 1907, is the leading insurance broker in France. For more than 100 years, the Group has been growing by placing the client first. Gras Savoye is a solid partner for French companies with a comprehensive regional and international network. Gras Savoye, as an insurer of thousands of companies of all sizes, is involved in national and international projects in many different business sectors: personal insurance, property insurance, civil liability, construction, automotive and many other specialist areas. Every day, Gras Savoye insures 500,000 vehicles and provides healthcare protection for more than 2.2 million people worldwide. The Group employs 3,900 people and has a presence in over 50 countries and, with its partner Willis, supports clients in 131 countries.

About Astorg Partners

Astorg is an independent private equity fund management company, specializing in European mid-market buyouts, with total funds under management of over €2 billion. Astorg seeks to partner with successful and entrepreneurial management teams, to acquire businesses - very often family-owned - with attractive growth prospects, which Astorg supports through the provision of experienced governance and adequate capital. Astorg enjoys a distinct entrepreneurial culture, a long-term shareholder perspective, and a lean decision-making body enhancing its reactivity. Although a multi-sector investor, Astorg has developed solid industry expertise in healthcare, business-to-business professional services and niche industrial companies selling differentiated, often technology-driven, products. Astorg has offices in Paris, London and Luxembourg; plus Senior Advisors based in Holland, Switzerland and Germany. Visit www.astorg-partners.com for more information.

Caution Concerning Forward-Looking Statements

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbours created by those laws. These forward-looking statements include information about possible or assumed future results of our operations.  All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as projected financial results and our increased scale, our strong footprint in France, our ability to access high-growth economies and insurance markets, our new global network, and our plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘expect’, ‘estimate’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including: the risk that the offer may not be accepted by Gras Savoye and the acquisition may not be consummated, or that the transaction may not be consummated in the desired accelerated timeframe; the risk that conditions to the completion of the transaction may not be satisfied; the risk that a regulatory approval that may be required in order to complete the acquisition is not obtained or is obtained subject to conditions that are not anticipated; the risk that we may not fully realize the anticipated benefits from the acquisition of Gras Savoye, or that the benefits may take longer to realize than expected, including the anticipated scale and revenue synergies of the combined businesses, as well as our ability to access potential high-growth markets; the risk that we may not be able to effectively integrate Gras Savoye into our business; the risk that we may not be able to retain key Gras Savoye employees; the risks associated with operating in foreign markets, including being subject to foreign regulations that may adversely affect our business and being subject to other laws and regulations that apply to our operations and conduct around the world; the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations; and the impact of current global economic conditions on our results of operations and financial condition.

More detailed information about the above and other factors is available ‘‘Risk Factors’’ section included in Willis’ Form 10-K for the year ended December 31, 2014 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

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1 The €566 million of revenue recorded by Gras Savoye in its press release dated April 15, 2015, is gross of ceded commissions.